Exhibit 10.2

Financial Consultant Agreement

April 21, 2008

Doug Thomas, President/CFO

Rival Technologies, Inc.

3155 East Patrick Lane, Suite 1

Las Vegas, NV 89120

USA

Dear Doug,

In regard to our prior discussions, MidSouth Capital Markets Group (“MSCM”) a Georgia Corporation, would be pleased to serve as financial consultant to Rival Technologies, Inc. (RVTI) (the “Company) in connection with an OTCBB Listing for RVTI and thereafter secure additional market makers for the company’s stock. The initial terms of this Engagement shall be for six months on a non-exclusive basis, and the proposed terms are outline below.

The Services of MSCM

In its role as Financial Consultant, MSCM shall provide the following services:

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Serve as liaison and procure a market maker for a 211 filing for an OTCBB listing.

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Services will include ascertaining all necessary documents needed for the filing, advising on responses to any comment letters from the NASD.

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Procuring five additional market makers in RVTI after trading commences in the stock.

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We will also arrange a one day investor and broker roadshow for your company in Atlanta, GA; at any time for a period of one year after the date of the engagement. The roadshow will include a Luncheon with at least 40 brokers and several meeting at the offices of Atlanta based NASD Broker Dealers.

Compensation

In connection with the services to be provided, as outline above, the Company shall pay ot MSCM fees in the following manner;

MSCM shall in the following manner:

MSCM shall receive the sum of 25,000 shares of restricted stock. Such compensation would only be vested when RVTI receive a clearance letter fro the NASD approving of the quotation from OTCBB listing. The names of the market makers and the names of the traders will be submitted to RVTI when all are on the box.

Representations and Warranties

All communication and information provided by the Company to MSCM, whether written or oral, with respect to operations and profitability are true and accurate. MS may rely on the accuracy thereof.

The financial statement of the Company together with the related schedules and notes as set forth in the Company’s annual report and or subsequent quarterly reports present fairly the financial position of the Company and the results of its operations and the changes in its financial position at the respective dates and for the respective periods for which they apply; such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied, throughout the periods indicated except as otherwise stated therein.

The Company is not in default, which default ahs not been waived, in the performance of any obligation, agreement or condition contained in any debenture, note or other evidence of indebtedness or any debenture or loan agreement of the Company. Except with respect to such defaults which have been waived in writing or for which consents have been obtained in writing, the execution and delivery of this Agreement and the consummation of the transactions herein contemplated; and compliance with the terms of the Agreement will not conflict with or result in a breach of any of the terms, conditions or provision of, or constitute a default under, the certificate of incorporation, as amended, or bylaws of the Company, any note, indenture, mortgage, deed of trust, or other agreement or instrument to which the Company is a party or by which it or any of its property is bound, or any existing law, order, rule, regulation, writ, injunction, or decree of any government, governmental instrumentality, agency or body, arbitration tribunal or court, domestic or foreign, having jurisdiction over the Company or its property.

The Company is duly incorporated and validly existing and is in good standing as a corporation under the laws of State Nevada with authorized and outstanding capital stock as set forth in the Company’s most recent filing with the SEC, and with full corporate power and the authority to own its property and conduct its business, present and proposed, as described in the filing, the Company has full corporate power and authority to enter into this Agreement. The Company is duly qualified and in good standing as  foreign corporation in each jurisdiction in which it owns or leases real property or transacts business requiring such qualification, except where the failure to so qualify or to be in good standing would not result in a material adverse effect on the Company.

The Stock and Warrant have been duly and validly authorized and, when issued and delivered as described in the Agreement or in the Warrants as applicable, will be validly issued, fully paid and non-assessable. The Stock and Warrant Stock upon issuance will not be subject to the preemptive rights of any shareholders of the Company. The Warrants, when sold and delivered, will constitute valid and binding obligations of the Company enforceable against it in accordance with the terms thereof. A sufficient number of shares of common stock will be reserved for issuance upon exercise of the Warrants.

Notice

Except as otherwise specifically agreed, all notices and other communications made under this agreement shall be in writing and when delivered in person or by facsimile transmission, shall be deemed given on the same day if delivered on a business day during normal business hours, or on the first business day following delivery in person or by facsimile outside normal business hours, or on the date indicated on the return receipt requested. All notices sent shall be sent to the representative of the party to be notified at the addresses indicated respectively below, or at such other addresses as the parties to be notified may from time to time by like notice hereafter specify:

If to the Company:

Doug Thomas, President/CFO

Rival Technologies, Inc.

3155 East Patrick Lane, Suite 1

Las Vegas, NV 89120

USA

If to MidSouth Capital Markets Group, Inc:

Mr. Timothy C. Moody, President

MidSouth Capital Markets Group.

208 Summitrail Lane

Dawsonville, GA 30534

Indemnification and Contribution

The Company agrees to indemnify MSCM (and its directors, officers, shareholders, partners, agents, employees, and controlling persons) to the full extent required by law against any and all claims, losses and expenses as incurred (including all reasonable fees and disbursements of MSCM) in connection with such claims arising from MSCM engagement hereunder.

In like manner, MSCM shall indemnify the Company, and hold it harmless, fro any and all loss, damage, liability or expense, including cost and reasonable attorney’s fees, to which it may become subject, or which it may incur by reason of or in connection with any misrepresentations or misstatements of facts that MSCM, or any of its representatives, may wilfully make, knowing such statements to be false.

Confidentiality

In connection with the engagement, MSCM shall have access to confidential material of the Company. MSCM, its shareholders, employees and agents shall keep all such information strictly confidential in whatever form so received, and shall execute a confidentiality agreement if so requested by the Company, and MSCM agrees that the Company shall be entitled to equitable and injunctive relief including damages in the event MSCM breached any of its confidentiality obligations to the Company.

If the foregoing correctly sets forth our entire understanding, please sign and return the enclosed copy of this Agreement.

Very truly yours,

Timothy C. Moody

President

AGREED AND ACCEPTED THIS   22nd DAY OF APRIL 2008 by:

Rival Technologies, Inc.

By:  /s/Douglas B. Thomas

       Douglas B. Thomas, President/CFO